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                                                              Exhibit (a)(1)(E)
                               D.R. Horton, Inc.

                               Offer to Purchase
                            Zero Coupon Convertible
                             Senior Notes due 2021

                            (CUSIP No. 23331A AH 2)

             Pursuant to the Company Notice, dated March 31, 2003

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

   Pursuant to the terms and conditions of the Indenture, dated as of June 9, 1997 (as supplemented, the "Indenture"), by and between D.R. Horton, Inc., a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as Trustee (the "Paying Agent"), as supplemented by the Eleventh Supplemental Indenture, dated as of May 11, 2001 (the "Supplemental Indenture"), relating to the Zero Coupon Convertible Senior Notes due 2021 of the Company (the "Securities"), at the option of each holder thereof (the "Holder"), each Security will be purchased by the Company for $559.73 per $1,000 principal amount at maturity, subject to the terms and conditions of the Indenture, the Securities and the enclosed Company Notice, dated March 31, 2003, including the accompanying Purchase Notice (the "Option"). Holders may surrender their Securities from March 31, 2003, through 5:00 p.m., New York City time on May 12, 2003.

   We are requesting that you contact your clients for whom you hold Securities regarding the Option. For your information and for forwarding to your clients for whom you hold Securities registered in your name or in the name of your nominee, or who hold Securities registered in their own names, we are enclosing the following documents:

    1. Company Notice dated March 31, 2003;

    2. A Purchase Notice relating to the Securities for your use and for the information of your clients;

    3. A Notice of Guaranteed Delivery relating to the Securities which is to be used to accept the Option if certificates for Securities are not immediately available or time will not permit all required documents to reach the Paying Agent prior to the Purchase Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis;

    4. A Notice of Withdrawal relating to the Securities which is to be used by registered holders of Securities desiring to withdraw the surrender of such Securities in the Option if (i) Securities have been previously surrendered to the Paying Agent, or (ii) delivery of such Securities has been previously made by book-entry transfer to the Paying Agent's account at DTC pursuant to the book-entry transfer procedures described under the caption "Procedures to be Followed by Holders Electing to Surrender Securities for Purchase" in the Company Notice.

    5. A form of letter which may be sent to your clients for whose account you hold Securities registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Option; and

    6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

   Your prompt action is requested. This offer will expire at 5:00 p.m., New York City time, on May 12, 2003 (the "Purchase Date"). Securities tendered pursuant to the Option may be withdrawn at any time before such time on the Purchase Date.

   To participate in the Option, a duly executed and properly completed Purchase Notice relating to the Securities (or facsimile thereof or Agent's Message in lieu thereof), with any required signature guarantees and any other required documents, should be sent to the Paying Agent and certificates representing the Securities, or

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a timely confirmation of a book-entry transfer of such Securities, should be delivered to the Paying Agent, all in accordance with the instructions set forth in the Purchase Notice and the Company Notice.

   If a registered holder of Securities desires to tender, but such Securities are not immediately available, or time will not permit such holder's Securities or other required documents to reach the Paying Agent before the Purchase Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a Holder may elect to have the Company purchase such Securities by following the guaranteed delivery procedures described in the Company Notice under "Procedures to be Followed by Holders Electing to Surrender Securities for Purchase--Notice of Guaranteed Delivery."

   The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Company Notice and the related documents to the beneficial owners of Securities held by them as nominee or in a fiduciary capacity. The Company will not make any payments to brokers, dealers, or others soliciting acceptances of the Option. Holders of Securities will not be obligated to pay or cause to be paid any securities transfer taxes applicable to the purchase of Securities pursuant to the Option.

   Any inquiries you may have with respect to the Option, or requests for additional copies of the enclosed materials, should be directed to American Stock Transfer & Trust Company, the Paying Agent, at its address and telephone number set forth on the front of the Company Notice.

                                          Very truly yours,

                                          D.R. Horton, Inc.

   Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Company or the Paying Agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the Option, except for statements expressly made in the Company Notice or the Purchase Notice.

Enclosures